Exhibit 99a

CONTACTS: Media Inquiries
Krista Sohm
(248) 435-7115
krista.sohm@meritor.com

Investor Inquiries
Carl Anderson
(248) 435-1588
carl.anderson@meritor.com

Meritor Reports Fourth Quarter and Fiscal Year 2014 Results

Company Announces Full Fiscal Year Adjusted EBITDA Margin Improvement of
110 Basis Points Year-Over-Year

TROY, Mich. (Nov. 12, 2014) - Meritor, Inc. (NYSE: MTOR) today reported financial results for its fourth quarter and full fiscal year ended Sept. 30, 2014.

Fourth-Quarter Highlights

•	Sales were $933 million, up $31 million, or 3 percent, from the same period last year.

•	Net income was $3 million, compared to $41 million in the same period last year. Net income from continuing operations was $29 million, compared to $40 million in the prior year.

•	Adjusted income from continuing operations was $35 million, or $0.35 per diluted share, compared to $13 million, or $0.13 per diluted share, a year ago.

•	Adjusted EBITDA was $80 million, compared to $73 million in the same period last year. Adjusted EBITDA margin of 8.6 percent, increased from 8.1 percent in the same period last year.

•	Free cash flow was $74 million in the fourth quarter of fiscal year 2014, compared to negative $46 million in the same period last year.

Fourth-Quarter Results
For the fourth quarter of fiscal year 2014, Meritor posted sales of $933 million, up 3 percent from the same period last year, primarily due to higher sales in North America, partially offset by lower revenues in Europe, Defense and South America. Net income from continuing operations was $29 million, or $0.29 per diluted share, compared to $40 million, or $0.41 per diluted share, in the prior year. The prior year was favorably impacted by the gain on the sale of the company’s ownership interest in its Suspensys joint venture, partially offset by a non-cash pension settlement loss.

Net income was $3 million, compared to $41 million in the same period last year. The company sold its Mascot remanufacturing business in the fourth quarter of fiscal year 2014 and recognized a $23 million loss on the sale. The Mascot remanufacturing business, including the loss on the sale, is reported in discontinued operations.
Adjusted EBITDA was $80 million, compared to $73 million in the fourth quarter of fiscal year 2013. Adjusted EBITDA margin for the fourth quarter of fiscal year 2014 was 8.6 percent, compared to 8.1 percent in the same period last year. The increases in Adjusted EBITDA and Adjusted EBITDA margin compared to the prior year were primarily driven by improvements in material cost and operating performance and slightly higher revenue, partially offset by the unfavorable mix impact.
Cash flow from operating activities for the fourth fiscal quarter was $112 million, compared to negative $23 million in the same period last year. Free cash flow for the fourth quarter of fiscal year 2014 was $74 million, compared to negative $46 million in the same period last year. Free cash flow for the fourth quarter of fiscal year 2014 includes $209 million in proceeds from the settlement of the Eaton antitrust litigation, partially offset by $134 million associated with the voluntary pre-funding of the next three years of mandatory contributions to the company’s U.S. and U.K. pension plans. Free cash flow in the prior year’s fourth quarter included $54 million of voluntary pension contributions and $33 million of income tax payments associated with the gain on sale of Suspensys.

Fourth-Quarter Segment Results
Commercial Truck & Industrial sales were $729 million, up $20 million compared with the same period last year, primarily driven by higher revenues in North America, partially offset by lower sales in Europe, Defense and South America. Segment EBITDA for the Commercial Truck & Industrial segment was $53 million for the quarter, down $1 million from the fourth quarter of fiscal year 2013. Segment EBITDA margin declined to 7.3 percent, down from 7.6 percent in the same period last year, as the favorable impact of material and operating performance and higher sales in North America was more than offset by the unfavorable mix impact of lower sales in South America and Defense and higher variable incentive compensation.
The company's Aftermarket & Trailer segment posted sales of $240 million, up $13 million from the same period last year. Segment EBITDA for Aftermarket & Trailer was $34 million, up $7 million from the fourth quarter of fiscal year 2013. Segment EBITDA margin increased to 14.2 percent from 11.9 percent in the fourth quarter of fiscal year 2013. The increase in segment EBITDA margin was primarily due to certain value-added tax accruals recognized in the prior year and current year pricing initiatives.

Fiscal Year Results
For fiscal year 2014, Meritor posted sales of $3.76 billion, up $94 million, or 3 percent, from the prior fiscal year primarily due to higher sales in North America offset by lower revenues in Defense and South America.

Net income was $249 million compared to a net loss of $22 million in the prior fiscal year. Net income in fiscal year 2014 included a gain of $209 million from the settlement of the Eaton antitrust litigation, $31 million of losses associated with debt extinguishments and a loss from discontinued operations of $30 million primarily associated with the sale of Mascot. Adjusted income from continuing operations in fiscal year 2014 was $101 million, or $1.02 per diluted share, compared to $41 million, or $0.42 per diluted share, a year ago.
Adjusted EBITDA was $314 million in fiscal year 2014, compared to $264 million in fiscal year 2013, primarily driven by improved material and operating performance and pricing initiatives. Adjusted EBITDA margin was 8.3 percent in fiscal year 2014 compared to 7.2 percent in the prior fiscal year.
Cash flow provided by operating activities for the full fiscal year was $215 million, as compared to cash flow used for operating activities of negative $96 million in the prior fiscal year. Free cash flow for fiscal year 2014 was $138 million, compared to negative $150 million in fiscal year 2013.

Fiscal Year Accomplishments

Strong financial performance

•	Drove Adjusted EBITDA margin improvement of 110 basis points year over year.

•	Increased Adjusted diluted earnings per share from continuing operations to $1.02 compared to $0.42 in the same period last year.

•	Generated free cash flow of $138 million for fiscal year 2014.

Strengthened balance sheet

•	Received $209 million in after-tax proceeds from the settlement with Eaton Corporation.

•
Reduced net debt, including retirement benefit liabilities, by $260 million resulting in a balance of $1.44 billion - enabling the company to achieve its M2016 target of less than $1.5 billion two years earlier than planned.

•	Increased pension funded position from 80 percent to 88 percent.

Focus on Customer Value

•
Extended contract with Volvo to supply axles in Europe and South America through December 2021 and in Australia through May 2019. Meritor also entered into agreements with Volvo Group North America to extend existing contracts for the supply of axles and drivelines through May 2019.

•
Completed new four-year agreement with Daimler Trucks North America. With this contract, Meritor retains standard position for air drum brakes and drivelines and holds a strong optional position for front and rear axles.

M2016 Priorities
The company remains focused on M2016, its three-year plan for achieving margin, debt reduction and revenue growth targets through driving operational excellence, focusing on customer value, reducing product costs and investing in a high performing team. The plan includes the following financial targets for driving sustainable strength:

•	Achieve 10 percent adjusted EBITDA margin for the full year 2016.

•	Reduce net debt, including retirement benefit liabilities, by $400 million to less than $1.5 billion.

•	Book incremental revenue of $500 million per year (at run-rate) by the end of fiscal year 2016 from new products or new customers.

Outlook for Fiscal Year 2015
Meritor expects the following from continuing operations:

•	Revenue to be approximately $3.8 billion.

•	Adjusted EBITDA margin in the range of 8.8 percent to 9.0 percent.

•	Adjusted earnings per share from continuing operations in the range of $1.20 to $1.30.

•	Total free cash flow to be approximately $100 million.

The company anticipates the following for the entire company:

•	Capital expenditures in the range of $80 million to $90 million.

•	Interest expense in the range of $80 million to $90 million.

•	Cash interest in the range of $65 million to $75 million.

•	Effective tax rate to be approximately 20 percent.

“Our improved performance in fiscal year 2014 reflects our commitment across the organization to achieve M2016 objectives,” said Ike Evans, chairman and CEO. “We believe our focus on achieving the plan will continue to drive improving results in fiscal year 2015.”

Fourth-Quarter and Fiscal Year 2014 Conference Call
Meritor will host a conference call and webcast to discuss the company’s fourth-quarter and full-year results for fiscal year 2014 at 9 a.m. (ET) Wednesday, Nov. 12, 2014.
To participate, call (617) 213-4866 10 minutes prior to the start of the call. When registering, reference passcode 60647739. Investors can also listen to the conference call in real time or access a recording of the call for seven days after the event by visiting the investors page on meritor.com.
     A replay of the call will be available from 1:00 p.m. Nov. 12 to 11:59 p.m. Nov. 19 by calling (888) 286-8010 within the United States or (617) 801-6888 for international calls. Refer to replay passcode

86499578. To access the listen-only audio webcast, visit meritor.com and select the webcast link from the homepage or the investor page.
 The company’s fourth-quarter and full-year financial results for fiscal year 2014 will be released prior to the conference call and webcast on Nov. 12. The release will be distributed through PR Newswire, First Call and meritor.com.

About Meritor
Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. With more than a 100-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers in more than 70 countries. Meritor is based in Troy, Mich., United States, and is made up of more than 9,000 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 18 countries. Meritor’s common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For important information, visit the company's website at meritor.com.

Forward-Looking Statement
This press release contains statements relating to future results of the company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions. SEC filings may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to reduced production for certain military programs and our ability to secure new military programs as our primary military programs wind down by design through 2015; reliance on major original equipment manufacturer (“OEM”) customers and possible negative outcomes from contract negotiations with our major customers, including failure to negotiate acceptable terms in contract renewal negotiations and our ability to obtain new customers; the outcome of actual and potential product liability, warranty and recall claims; our ability to successfully manage rapidly changing volumes in the commercial truck markets and work with our customers to adjust their demands in view of rapid changes in production levels; global economic and market cycles and conditions; availability and sharply rising costs of raw materials, including steel, and our ability to manage or recover such costs; our ability to manage possible adverse effects on our European operations, or financing arrangements related thereto, in the event one or more countries exit the European monetary union; risks inherent in operating abroad (including foreign currency exchange rates, implications of foreign regulations relating to pensions and potential disruption of production and supply due to terrorist attacks or acts of aggression); rising costs of pension and other postretirement benefits; the ability to achieve the expected benefits of restructuring actions; the demand for commercial and specialty vehicles for which we supply products; whether our liquidity will be affected by declining vehicle productions in the future; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; labor relations of our company, our suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of our suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; potential difficulties competing with companies that have avoided their existing contracts in bankruptcy and reorganization proceedings; potential impairment of long-lived assets, including goodwill; potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of our debt; our ability to continue to comply with covenants in our financing agreements; our ability to access capital markets; credit ratings of our debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; and possible changes in accounting rules; as well as other substantial costs, risks and uncertainties, including but not limited to those detailed herein and from time to time in other filings of the company with the SEC. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

All earnings per share amounts are on a diluted basis. The company's fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters generally end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company's fiscal year and fiscal quarters, unless otherwise stated.

Non-GAAP Measures
In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this press release, the company has provided information regarding Adjusted income or loss from continuing operations, Adjusted diluted earnings per share from continuing operations, Adjusted EBITDA, Adjusted EBITDA margin, free cash flow and net debt which are non-GAAP financial measures.

Adjusted income (loss) from continuing operations and Adjusted diluted earnings (loss) per share from continuing operations are defined as reported income or loss from continuing operations and reported diluted earnings or loss per share from continuing operations before restructuring expenses, asset impairment charges and other special items as determined by management. Adjusted EBITDA is defined as income (loss) from continuing operations before interest, income taxes, depreciation and amortization, non-controlling interests in consolidated joint ventures, loss on sale of receivables, restructuring expenses, asset impairment charges and other special items as determined by management. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by consolidated sales from continuing operations. Free cash flow is defined as cash flows provided by (used for) operating activities less capital expenditures. Net debt, including retirement liabilities, is defined as total debt plus pension assets, pension liability, retiree medical liability and other retirement benefits less cash and cash equivalents.

Management believes that the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the company's financial position and results of operations. In particular, management believes that Adjusted EBITDA, Adjusted EBITDA margin and Adjusted diluted earnings (loss) per share from continuing operations are meaningful measures of performance as they are commonly utilized by management and the investment community to analyze operating performance in our industry. Further, management uses Adjusted EBITDA for planning and forecasting future periods. Management believes that free cash flow is useful in analyzing our ability to service and repay debt. Net debt, including retirement liabilities, is a specific financial measure which is part of our three-year plan, M2016, to reduce debt and other balance sheet liabilities.

Adjusted income (loss) from continuing operations, Adjusted diluted earnings (loss) per share from continuing operations and Adjusted EBITDA should not be considered a substitute for the reported results prepared in accordance with GAAP and should not be considered as an alternative to net income as an indicator of our operating performance or to cash flows as a measure of liquidity. Free cash flow should not be considered a substitute for cash provided by (used for) operating activities, or other cash flow statement data prepared in accordance with GAAP, or as a measure of financial position or liquidity. In addition, these non-GAAP cash flow measures do not reflect cash used to service debt or cash received from the divestitures of businesses or sales of other assets and thus do not reflect funds available for investment or other discretionary uses. These non-GAAP financial measures, as determined and presented by the company, may not be comparable to related or similarly titled measures reported by other companies.

Set forth on the following pages are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Segment EBITDA and EBITDA Margins

Segment EBITDA is defined as income (loss) from continuing operations before interest expense, income taxes, depreciation and amortization, non-controlling interests in consolidated joint ventures, loss on sale of receivables, restructuring expense and asset impairment charges. We use Segment EBITDA as the primary basis for the Chief Operating Decision Maker to evaluate the performance of each of our reportable segments.

MERITOR, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In millions, except per share amounts)

	Quarter Ended September 30,		Twelve Months Ended September 30,
	2014	2013 (1)	2014	2013 (1)
Sales	$933	$902	$3,766	$3,672
Cost of sales	(793)	(793)	(3,279)	(3,277)
GROSS MARGIN	140	109	487	395
Selling, general and administrative	(80)	(61)	(258)	(253)
Pension settlement losses	—	(73)	—	(109)
Restructuring costs	(7)	3	(10)	(23)
Other operating expense	—	(1)	(2)	(3)
OPERATING INCOME (LOSS)	53	(23)	217	7
Other income, net	—	3	—	3
Equity in earnings of ZF Meritor	—	—	190	—
Gain on sale of equity investment	—	125	—	125
Equity in earnings of other affiliates	10	9	38	42
Interest expense, net	(33)	(27)	(130)	(126)
INCOME BEFORE INCOME TAXES	30	87	315	51
Provision for income taxes	—	(45)	(31)	(64)
INCOME (LOSS) FROM CONTINUING OPERATIONS	30	42	284	(13)
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, net of tax	(26)	1	(30)	(7)
NET INCOME (LOSS)	4	43	254	(20)
Less: Net Income attributable to noncontrolling interests	(1)	(2)	(5)	(2)
NET INCOME (LOSS) ATTRIBUTABLE TO MERITOR, INC.	$3	$41	$249	$(22)

NET INCOME (LOSS) ATTRIBUTABLE TO MERITOR, INC.
Net income (loss) from continuing operations	$29	$40	$279	$(15)
Income (loss) from discontinued operations	(26)	1	(30)	(7)
Net income (loss)	$3	$41	$249	$(22)

DILUTED EARNINGS (LOSS) PER SHARE
Continuing operations	$0.29	$0.41	$2.81	$(0.15)
Discontinued operations	(0.26)	0.01	(0.30)	(0.07)
Diluted earnings (loss) per share	$0.03	$0.42	$2.51	$(0.22)

Diluted average common shares outstanding	101.3	98.7	99.2	97.1
(1) Amounts for prior period have been recast for discontinued operations.

MERITOR, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited, in millions)

	September 30, 2014	September 30, 2013
ASSETS:
Cash and cash equivalents	$247	$318
Receivables, trade and other, net	610	596
Inventories	379	414
Other current assets	56	56
TOTAL CURRENT ASSETS	1,292	1,384
Net property	424	417
Goodwill	431	434
Other assets	355	335
TOTAL ASSETS	$2,502	$2,570

LIABILITIES AND EQUITY (DEFICIT):
Short-term debt	$7	$13
Accounts and notes payable	680	694
Other current liabilities	351	339
TOTAL CURRENT LIABILITIES	1,038	1,046
Long-term debt	965	1,125
Retirement benefits	775	886
Other liabilities	309	335
Total deficit attributable to Meritor, Inc.	(612)	(850)
Noncontrolling interests	27	28
TOTAL DEFICIT	(585)	(822)
TOTAL LIABILITIES AND DEFICIT	$2,502	$2,570

MERITOR, INC.
CONSOLIDATED BUSINESS SEGMENT INFORMATION
AND RECONCILIATION OF ADJUSTED EBITDA NON-GAAP
(Unaudited, in millions)

	Quarter Ended September 30,		Twelve Months Ended September 30,
	2014	2013 (2)	2014	2013 (2)
Sales:
Commercial Truck & Industrial	$729	$709	$2,980	$2,920
Aftermarket & Trailer	240	227	920	871
Intersegment Sales	(36)	(34)	(134)	(119)
Total sales	$933	$902	$3,766	$3,672
EBITDA:
Commercial Truck & Industrial	$53	$54	$218	$192
Aftermarket & Trailer	34	27	106	87
Segment EBITDA	87	81	324	279
Unallocated legacy and corporate costs, net	(7)	(8)	(10)	(15)
Adjusted EBITDA	80	73	314	264
Interest expense, net	(33)	(27)	(130)	(126)
Provision for income taxes	—	(45)	(31)	(64)
Depreciation and amortization	(17)	(17)	(67)	(67)
Loss on sale of receivables	(1)	(2)	(8)	(6)
Restructuring costs	(7)	3	(10)	(23)
Specific warranty contingency, net of supplier recovery	8	5	8	(7)
Pension settlement losses	—	(73)	—	(109)
Antitrust settlement with Eaton, net of tax (3)	—	—	208	—
Gain on sale of equity investment	—	125	—	125
Noncontrolling interests	(1)	(2)	(5)	(2)
Income (loss) from Continuing Operations attributable to Meritor, Inc.	29	40	279	(15)
Income (loss) from Discontinued Operations attributable to Meritor, Inc.	(26)	1	(30)	(7)
Net income (loss) attributable to Meritor, Inc.	$3	$41	$249	$(22)

Adjusted EBITDA Margin (1)	8.6%	8.1%	8.3%	7.2%
(1) Adjusted EBITDA margin equals Adjusted EBITDA divided by consolidated sales from continuing operations.
(2) Amounts for prior period have been recast for discontinued operations.
(3) Associated with our share of the antitrust settlement with Eaton, less legal expenses incurred in fiscal year 2014.

MERITOR, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)

	Twelve Months Ended September 30,
	2014	2013 (1)
OPERATING ACTIVITIES
Income (loss) from continuing operations	$284	$(13)
Adjustments to income (loss) from continuing operations:
Depreciation and amortization	67	67
Restructuring costs	10	23
Loss on debt extinguishment	31	24
Equity in earnings of ZF Meritor	(190)	—
Equity in earnings of other affiliates	(38)	(42)
Pension and retiree medical expense	25	151
Gain on sale of equity investment	—	(125)
Other adjustments to income (loss) from continuing operations	6	4
Dividends received from ZF Meritor	190	—
Dividends received from affiliates	36	30
Pension and retiree medical contributions	(177)	(153)
Restructuring payments	(10)	(23)
Changes in off-balance sheet accounts receivable factoring	(46)	43
Changes in assets and liabilities	39	(64)
Operating cash flows provided by (used for) continuing operations	227	(78)
Operating cash flows used for discontinued operations	(12)	(18)
CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES	215	(96)
INVESTING ACTIVITIES
Capital expenditures	(77)	(54)
Proceeds from sale of equity investment	—	182
Other investing activities, net	—	3
Net investing cash flows provided by (used for) continuing operations	(77)	131
Net investing cash flows provided by discontinued operations	7	6
CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES	(70)	137
FINANCING ACTIVITIES
Proceeds from debt issuance	225	517
Repayment of notes and term loan	(439)	(482)
Debt issuance costs	(10)	(12)
Other financing activities	12	1
CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES	(212)	24
EFFECT OF CHANGES IN FOREIGN CURRENCY EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(4)	(4)
CHANGE IN CASH AND CASH EQUIVALENTS	(71)	61
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	318	257
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$247	$318
(1) Amounts for prior period have been recast for discontinued operations.

MERITOR, INC.
ADJUSTED INCOME AND EARNINGS PER SHARE — RECONCILIATION
Non-GAAP
(Unaudited)
(in millions, except per share amounts)

	Quarter Ended September 30,		Twelve Months Ended September 30,
	2014	2013 (1)	2014	2013 (1)
Income (loss) from continuing operations attributable to Meritor, Inc.	$29	$40	$279	$(15)
Adjustments (net of tax, if applicable):
Antitrust Settlement with Eaton (2)	—	—	(208)	—
Restructuring costs	4	(3)	7	22
Loss on debt extinguishment	10	—	31	19
Specific warranty contingency, net of supplier recovery	(8)	(5)	(8)	7
Pension settlement losses	—	73	—	100
Gain on sale of investment	—	(92)	—	(92)
Adjusted income from continuing operations	$35	$13	$101	$41

Diluted earnings (loss) per share from continuing operations	$0.29	$0.41	$2.81	$(0.15)
Impact of adjustments on diluted earnings (loss) per share	0.06	(0.28)	(1.79)	0.57
Adjusted diluted earnings per share from continuing operations	$0.35	$0.13	$1.02	$0.42

Diluted average common shares outstanding	101.3	98.7	99.2	97.1
(1) Amounts for prior period have been recast for discontinued operations.
(2) Non-GAAP adjustment associated with our share of the antitrust settlement with Eaton less legal expenses incurred in fiscal year 2014.

MERITOR, INC.
FREE CASH FLOW — RECONCILIATION
Non-GAAP
(Unaudited, in millions)

	Quarter Ended September 30,		Twelve Months Ended September 30,
	2014	2013 (1)	2014	2013 (1)
Cash flows provided by (used for) operating activities	$112	$(23)	$215	$(96)
Capital expenditures	(38)	(23)	(77)	(54)
Free cash flow	$74	$(46)	$138	$(150)

(1) Amounts for prior period have been recast for discontinued operations.